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                                                                   EXHIBIT 10.8


June 30, 2002

Mr. Syed Husain

RE: Separation Agreement


Dear Syed:

You have agreed to terminate your employment contract with NetSol Technologies, Inc. ("NetSol" or the "Company") through June 15, 2002 (the "Termination Date"). This letter will confirm our agreement concerning the termination of your employment with NetSol on that date and will define the terms of your severance under this Separation Agreement (the "Separation Agreement") and your Executive Employment Agreement dated April 22, 2002 (the "Employment Agreement") at the Termination Date. This Separation Agreement supersedes all previous oral and written agreements regarding your employment with NetSol, it being understood that the terms and conditions of this Separation Agreement, to the degree that they may conflict with the terms and conditions of your Employment Agreement, shall in all cases supersede the terms of the Employment Agreement, which agreement shall unless otherwise stated herein, remain in full force and effect.


        REPORTING RELATIONSHIP AND DUTIES:

You will retain the title of Chief Financial Officer ("CFO") and Chief Operating Officer (COO) through the Termination Date. However, your current duties as CFO and COO will end on June 1, 2002. For the period from January 31, 2000 through the Termination Date, your duties and responsibilities will be significantly altered, including the understanding that you will no longer have operational responsibility for any portion of the Company. During your period of continued employment and up until the Termination Date, you will continue to receive your current salary, which amounts will be Grossed Up (as defined below) and your current officer benefit package. During your employment with the Company through the Termination Date, you will report to the President and Chief Executive Officer (CEO). However, this reporting relationship may be changed at any time before the Termination Date by the Company.

        GOALS AND OBJECTIVES: During your period of continued employment with the Company you have agreed to focus on: (i) assisting in defining, implementing and achieving the on-going corporate restructuring and corporate-wide cost reductions, (ii) assisting in the disposition of certain Company assets, (iii) assisting in the negotiation of and entering into definitive agreements regarding strategic business alliances, and (iv) such other tasks as may be reasonably requested of you, from time-to-time, by the Board of Directors, the CEO, or President, as the case may be. On the Termination Date you will also execute such documents or letters as may be necessary to resign from any positions you may then hold as an officer and/or director of any subsidiaries or affiliates of the Company.

        SEPARATION PAYMENT: The Company will pay, within 30 days of the


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Termination Date, a separation payment to you equal to: (i) Salaries owed to you will be used as funds to exercise options owed to you under your employment contract dated April 22, 2002, six months of salary, and (ii) COBRA payments.

        STOCK OPTIONS AND RESTRICTED STOCK:

Due to your "Voluntary Termination" on the Termination Date, in accordance with the terms of Section 3 entitled "Compensation" of your Employment Agreement all of your outstanding and unvested stock options will immediately vest (according to the terms of your Stock Option Agreements and the Company's 2001 Stock Option
Plan). Pursuant to the terms of your Employment Agreement, you will have 18 months from the Termination Date to exercise all of your vested options, which "exercise window" will therefore remain open until November 30, 2003.

        COBRA PAYMENTS: For three months from the Termination Date, you will be entitled to receive COBRA benefits for the equivalent medical and dental coverage for you and your family as may be in effect at the Termination Date. Subsequent to the three months after the Termination Date, you will be able to continue to have COBRA benefits coverage should you so choose, by directly making those payments.

        NO ADVERSE COMMENT: You agree that during your employment with the Company through the Termination Date and for at least two years following the Termination Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (a) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that related to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties (regardless of whether the communication of such information is intended to have or cause that result is within your control), or (b) provide to any person (other than your attorney, accountant and/or spouse) or entity any information that concerns or related to the negotiations or circumstances leading to the execution of this Separation Agreement. Likewise, the Company shall refrain, for a similar period of time, from communicating any adverse comments relating to you and/or your tenure with the Company or the circumstances leading to the execution of this Separation Agreement.

        NON-SOLICITATION PROVISIONS: You confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed, (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruited, independent contractor or otherwise, or
(c) in which you further covenant and agree that you will not provide to any other person or entity the names of any person who is then employed by the Company.

        NON-COMPETE PROVISIONS:

Per the terms of Section 2 of your Employment Agreement, you confirm that for a period of eighteen months from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company, or harmful or



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contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company, provided however that if at any time during this eighteen month prohibitionary period the Company shall have a "Change in Control" event as defined in your Employment Agreement, then this employment prohibition shall be retroactively reset so as to run chronologically for a period of one year from the Termination Date. Those companies deemed to be competitors to NetSol are Infosys, Winpro, and ?????. Provided however, you may at any time request permission from the Company, in writing, to accept employment with any of these designated competitor companies. If the product areas or business units with which you seek to affiliate do not compete with NetSol, and NetSol at its reasonable discretion determines that such employment would not be adverse to the interest of NetSol, then the Company shall approve such employment, such approval not to be unreasonably withheld or delayed and such approval only to be effective if communicated in writing.

        SETTLEMENT AND RELEASE:

The payments recited in this Separation Agreement are contingent upon your execution and delivery to the Company a Settlement and Release Agreement substantially in the form attached as Exhibit A to your Employment Agreement.

        NONDISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the terms of this Separation Agreement or the circumstances of its execution with any person, other than your attorneys, accountants, immediate family members, prospective employers, or authorized Company personnel (said personnel to be explicitly designated by the Company's President and
        CEO). You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors. As to matters related to an anticipated announcement via news releases, internal electronic postings and other communications regarding your new reporting relationships, your new duties and your pending departure from the Company and any subsequent news releases or other announcements that may make reference to the fact of your termination from the Company, the Company will work with you to insure that suitable communications are drafted such that announcements do not reflect adversely on your professional reputation or tenure with the Company.

        You acknowledge that you have been represented by independent legal counsel of your own choice throughout all of the negotiations which preceded the execution of this Separation Agreement and you execute this Agreement with the consent and on the advice of such independent legal counsel.

        This Separation Agreement shall be deemed for purposes of the Older Workers Benefits Protection Act to have been delivered to you for your consideration on the date set forth above. You have 21 days from that date to decide whether or not to accept this agreement. If you accept this agreement, you will then have seven days from the date you sign and deliver an executed copy of this agreement to the Company to revoke your acceptance by notifying the



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Company in writing of your desire to do so. No amounts otherwise due to you under this Separation Agreement will be paid to you until the expiration of the seven day revocation period. When you are ready to do so, please sign both copies of this letter below, indicating your acceptance, and return one copy for our files.


Accepted and Agreed:                          Very truly yours,
                                              NetSol International, Inc.

/s/ SYED HUSAIN                               /s/ NAEEM GHAURI
------------------                            --------------------------------
Syed Husain                                   Naeem Ghauri, CEO





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                                   EXHIBIT "A"
                        SETTLEMENT AND RELEASE AGREEMENT






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                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE


        THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is made and entered into this 30th day of June, 2002, by and between NetSol Technologies, Inc., a Nevada corporation and all of its subsidiaries (collectively "NetSol" or the "Company"), Syed Husain, an individual ("Husain"). NetSol and Husain are jointly referred to herein as, ("The Parties").

                                       I.

                                FACTUAL RECITALS


        1.1 This Agreement is executed with reference to the following facts:

        1.2 On or about July 2000, NetSol hired Husain as a CFO of the Company. On April 10, 2002, Company and Husain signed and Executive Employment Agreement.

        1.3 In June 2002, NetSol and Husain determined it is in the best interests of the Company and Husain to terminate the employment relationship that was established by Husain and the Company as articulated in a "Separation Agreement dated June 10, 2002.

        1.4 It is now the desire and intention of the Company and Husain to settle, compromise, and resolve all the differences, disagreements and disputes which exist or may exist between them, including but not limited to those which are the subject matter of, refer to, relate to, or may arise from the Agreement, referenced herein. Pursuant to this desire, and in consideration for these mutual promises, the Parties agree as follows.

                                       II.

                                  CONSIDERATION

        2.1 Husain is to provide a release to NetSol for any and all claims arising or relating to Husain's Employment Agreement and Separation Agreement.

        2.2 NetSol is to provide a release to Husain for any and all claims arising or relating to Husain's Employment Agreement and Separation Agreement.



                                      III.

                                    RELEASES

        3.1 Except with respect to the obligations created by or arising out of this Agreement, Husain for him and his legal successors and assigns, releases and absolves and forever discharges NetSol and their legal successors and assigns, and each of them, and the attorneys and



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other representatives of NetSol and its respective legal successors and assigns, and each of them (all of whom are hereinafter collectively referred to as the "Releasees"), of and from any and all claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatever, whether now known or unknown, suspected or unsuspected, which Husain now has, owns or holds, or at any time previously had, owned or held, or could, shall or may hereafter have, own or hold against any of the Releasees, based upon, related to or by reason of any matter, cause, fact, act or omission related to or by reason of any contract (express, implied in fact or implied by law), tort, lien, liability, matter, cause, fact, thing, act or omission whatever, occurring or existing at any time to and including the date on which this Agreement is executed (all of which are referred to as the "Released Matters").

        3.2 Except with respect to the obligations created by or arising out of this Agreement, NetSol, for it and its legal successors and assigns, releases and absolves and forever discharges Husain and its legal successors and assigns, and each of them, and the attorneys and other representatives of Husain and its respective legal successors and assigns, and each of them (all of whom are hereinafter collectively referred to as the "Releasees"), of and from any and all claims, demands, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatever, whether now known or unknown, suspected or unsuspected, which NetSol may now have, own or hold, or at any time previously had, owned or held, or could, shall or may hereafter have, own or hold against any of the Releasees, based upon, related to or by reason of any matter, cause, fact, act or omission related to or by reason of any contract (express, implied in fact or implied by law), tort, lien, liability, matter, cause, fact, thing, act or omission whatever, occurring or existing at any time to and including the date on which this Agreement is executed (all of which are referred to as the "Released Matters").

        3.3 It is the intention of the parties in executing this Agreement, and receiving the items of personal property called for by this Agreement, that this Agreement shall be effective as a full and final accord in satisfaction and general mutual release of and from any claims, damages, debts, liabilities, accounts, obligations, costs, expenses, liens, accounts and causes of action of every kind and nature whatever, whether now known or unknown, suspected or unsuspected, specified herein as "Released Matters." In furtherance of this intention, each of the parties acknowledges that he/she/it is familiar with California Civil Code Section 1542 which provides as follows:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


Each of the parties waives and relinquishes any right or benefit which it has or may have under California Civil Code Section 1542, or the law of any other jurisdiction to the same or similar effect, with respect to the subject matter of this Agreement. In connection with this waiver and relinquishment, each of the parties acknowledges that it is aware that it or its attorneys may discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or any party to this Agreement; but that its intention is to fully, finally and forever settle and release all of the Released Matters, whether



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known or unknown, suspected or unsuspected, which now exist, may exist or existed, between the Parties, except as specified in this Agreement. In furtherance of this intention, the releases shall be and remain in effect as full and complete general mutual releases, notwithstanding the discovery or existence of any such additional or different claims or facts. Each party further represents and warrants that the meaning and effect of California Civil Code Section 1542 has been explained to it by its attorneys and that each party to this Agreement has had adequate opportunity to fully discuss the effect on its legal rights of the waiver of this section of the Civil Code.

        3.4 The Parties warrant and represent to each other that they are the sole and lawful owners of all right, title and interest in and to all Released Matters and that neither has heretofore assigned or transferred or purported to assign or transfer to any person or entity any released material or any part or portion of any released material. The Parties shall each indemnify and hold the other harmless from and against any claim, demand, damage, debt, liability, account, cost, expense, lien, action or cause of action based on, in connection with, or arising out of any such assignment or transfer or purported or claimed transfer or assignment.


                                      IV.

                               GENERAL PROVISIONS

        4.1 It is the understanding of the parties executing this Agreement that the releases it contains shall apply and extend to only the parties to this Agreement. Nothing the Agreement contains shall be construed or deemed to release any person not a party to this Agreement from any claim, cause of action, demand, or liability. This Agreement is between the Parties only, and is not intended to be, nor shall it be construed as being, for the benefit of any third party or parties.

        4.2 It is further understood and agreed that this Agreement, the releases it contains, and the return of personal property affect the settlement of claims which are denied and contested, and nothing in this Agreement contains, or the return of any personal property referred to in this Agreement shall be construed as, an admission by any party of any liability of any kind to any party to this Agreement or any other person, and such liability is expressly denied.

        4.3 This Agreement constitutes and contains the entire Agreement and understanding concerning this subject matter between the parties and supersedes and replaces all prior negotiations, proposed agreements or agreements, written or oral. Each of the parties acknowledges that no other party or any agent or attorney of any other party made any promise, representation or warranty whatsoever, express or implied, or oral, not contained in this Agreement, concerning its subject matter to induce either party to execute this Agreement, and each of the parties acknowledges that it has not executed this Agreement in reliance on any promise, representation or warranty that is not contained in this Agreement.

        4.4 The terms of this Agreement are contractual and not merely recital.



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        4.5 The Parties acknowledge that they have been represented by independent legal counsel of their own choice throughout all of the negotiations which preceded the execution of this Agreement and that each has executed this Agreement with the consent and on the advice of such independent legal counsel. The Parties each further acknowledge that they or their counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to its execution and the delivery and acceptance of the specified consideration.

        4.6 Each person and/or entity executing this Agreement represents and warrants that they/it have full authority to enter into and execute this Agreement.

        4.7 This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California applicable to agreements, persons and transactions which have legal contracts and relationships solely within the State of California.

        4.8 In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holdings shall not invalidate or render unenforceable any other provision of this Agreement.

        4.9 Each party agrees to execute any documents and to cooperate in any reasonable manner to effectuate the terms of this Agreement.

        4.10 As used in this Agreement "persons" includes persons, individuals, corporations, partnerships, joint ventures, and any other entity. Whenever in this Agreement the context so requires, "and" shall include "or" and vice versa, the neuter gender shall be deemed to refer to and to include the masculine and feminine, and the singular shall be deemed to refer to and to include plural and vice versa.

        4.11 The titles of the various Articles of this Agreement are used for convenience of reference only and they are not intended to and shall not in any way enlarge or diminish the obligations of the parties or affect the meaning or construction of this Agreement.

        4.12 Attorneys' Fees to Enforce This Agreement. In the event that any action is commenced to seek enforcement of this Agreement or a declaration of rights thereunder, the prevailing party in such action shall be entitled to recover his, her or its reasonable attorneys' fees and costs incurred in connection with that action.

        4.13 This Agreement may be executed in counterparts and each executed counterpart shall be effective as the original. A facsimile signature shall be deemed as original.


                     (SIGNATURES FOLLOWED ON THE NEXT PAGE)



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        IN WITNESS WHEREOF, the parties to this Agreement have executed this
Agreement on the day and year first written above.



DATED:   June  30, 2002                     CAUTION!! READ THIS ENTIRE AGREEMENT
                                            BEFORE SIGNING


                                            NetSol Technologies, Inc.

                                            /s/ NAEEM GHAURI
                                            -----------------------------------
                                            Naeem Ghauri, CEO

DATED:   June 30, 2002                      CAUTION!! READ THIS ENTIRE AGREEMENT
                                            BEFORE SIGNING

                                            /s/ SYED HUSAIN
                                            -----------------------------------
                                            Syed Husain


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